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                                                                  EXHBIT (a)(iv)


                             SUNAMERICA SERIES TRUST

                    ESTABLISHMENT AND DESIGNATION OF CLASSES


         The undersigned, being a majority of the Trustees of SunAmerica Series Trust (hereinafter referred to as the "Trust"), a trust with transferable shares of the type commonly called a Massachusetts Business Trust, HEREBY CERTIFY that, pursuant to the authority conferred upon